Exhibit 10.5

GUARANTEE (this “Agreement”), dated as of May 11, 2010, made by CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Guarantor”).

Reference is made to the Credit Agreement, dated as of March 6, 2007, among CCO HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC., as co-syndication agents, and CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC and DEUTSCHE BANK SECURITIES INC., as co-documentation agents.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

Section 1.01.  Guarantee.  The Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations for the benefit of the Lenders.

Section 1.02.  Guarantee of Payment; Continuing Guarantee.  The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection.

Section 1.03.  Agreement to Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lender in cash the amount of such unpaid Obligation.

Section 1.04.  Termination or Release.  This Agreement and the guarantee made herein shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

Section 1.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 1.06.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.2 of the Credit Agreement.  The Guarantor’s address for notices shall be that of the Borrower.

IN WITNESS WHEREOF, the Guarantor has duly executed this Agreement as of the day and year first above written.

                         CHARTER COMMUNICATIONS, INC.

                            By:
/s/ Thomas M. Degnan
Name: Thomas M. Degnan
Title: Vice President - Finance and Corporate Treasurer